Exhibit 99.1

Coherent Corp.

375 Saxonburg Blvd.

Saxonburg, PA 16056-9499

USA

PRESS RELEASE

COHERENT’S SILICON CARBIDE SEMICONDUCTOR BUSINESS COMPLETES $1 BILLION IN INVESTMENTS FROM DENSO AND MITSUBISHI ELECTRIC

•	DENSO and Mitsubishi Electric each invested $500 million for a 12.5% non-controlling interest in the silicon carbide semiconductor business

•	Coherent entered into arm’s-length long-term supply agreements with DENSO and Mitsubishi Electric to support their 150 mm and 200 mm substrate and epitaxial wafer demand

•	The silicon carbide semiconductor business will fund future capital and operating expenses required for the continued growth of the business

PITTSBURGH, Dec. 4, 2023 (GLOBE NEWSWIRE) – Coherent Corp. (NYSE: COHR), a global leader in materials, networking, and lasers, today announced that it has closed the $1 billion aggregate investment by DENSO CORPORATION and Mitsubishi Electric Corporation in Coherent’s silicon carbide semiconductor business (the “Business”).

Under the terms of the transaction announced on October 10, 2023, DENSO and Mitsubishi Electric each invested $500 million in exchange for a 12.5% non-controlling ownership interest in the Business, with Coherent owning the remaining 75%. Coherent has separated and contributed the Business to a new subsidiary that will operate the Business. Going forward, all operating and capital expenses of the Business will be funded by the Business. Coherent will control and operate the Business, which will continue to be led by Sohail Khan, Executive Vice President, Wide-Bandgap Electronics.

In connection with the transaction, the Business has entered into arm’s-length long-term supply arrangements with DENSO and Mitsubishi Electric that support their demand for 150 mm and 200 mm silicon carbide (SiC) substrates and epitaxial wafers.

“As I mentioned in October, we are excited to expand our strategic relationships with DENSO and Mitsubishi Electric to capitalize on the significant demand for silicon carbide,” said Dr. Vincent D. Mattera, Jr., Chair and CEO, Coherent. “I believe that such a close relationship with two leaders in SiC power devices and modules is the best path forward to maximize shareholder value and position the Business for long-term growth. The investments from our strategic partners will be used to accelerate our capacity expansion plans and help sustain our leadership position, while ensuring the development of a robust and scalable supply for the rapidly growing market for SiC-based power electronics, largely driven by the explosive growth of the global electric vehicle market.”

coherent.com I T. +1 724 352 4455

“Through this strategic relationship with Coherent, we will secure a stable procurement of SiC wafers, which are critical for battery electric vehicles, and contribute to the realization of a carbon-neutral society by promoting the widespread adoption of BEVs in all regions around the world,” said Shinnosuke Hayashi, President & COO, Representative Member of the Board at DENSO.

Dr. Masayoshi Takemi, Executive Officer, Group President, Semiconductor & Device for Mitsubishi Electric, said, “We are pleased that this investment has been successfully completed. Going forward, we will further strengthen our collaboration with Coherent, leveraging their capabilities in development and manufacturing of SiC substrates, to achieve solid growth of our SiC power device business and contribute to a more sustainable world through decarbonization.”

When incorporated into electric vehicles and industrial infrastructure, SiC-based power electronics have demonstrated the potential to significantly reduce carbon dioxide emissions and accelerate the transition to a cleaner and more energy-efficient world.

Strategic Rationale

Market estimates indicate that the SiC total addressable market will grow from $3 billion in 2022 to $21 billion in 2030, representing a 28% compound annual growth rate.

The transaction builds on Coherent’s more than two decades of demonstrated leadership in SiC materials. In recent years, the Company has aggressively invested to scale its manufacturing of 150 mm and 200 mm substrates to address this underserved market.

Over the past two years, Coherent has invested aggressively in capital and R&D for SiC. The closing of this $1 billion combined investment into the Business will accelerate the Company’s capital plans in the coming years. Specifically, the investment will fund the manufacturing expansion of the Business and, in combination with the concurrent supply agreements, enhance its position in the market.

The transaction enables Coherent to increase its available free cash flow to provide greater financial and operational flexibility to execute its capital allocation priorities, as it expects the aggregate $1 billion investment will be used to fund future capital expenditure requirements of the Business.

Additional Transaction Details

BofA Securities and Allen & Company LLC served as financial advisors to Coherent, and Wachtell, Lipton, Rosen & Katz, Covington & Burling, and Sherrard, German & Kelly served as legal advisors to Coherent.

About Coherent

Coherent empowers market innovators to define the future through breakthrough technologies, from materials to systems. We deliver innovations that resonate with our customers in diversified applications for the industrial, communications, electronics, and instrumentation markets. Headquartered in Saxonburg, Pennsylvania, Coherent has research and development, manufacturing, sales, service, and distribution facilities worldwide. For more information, please visit us at coherent.com.

Forward-Looking Statements

This communication contains forward-looking statements relating to future events and expectations that are based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements in this communication involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.

Factors that could cause actual results to differ materially from those discussed in the forward-looking statements herein include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) litigation and any unexpected costs, charges, or expenses resulting from the separation of the Business or investments by DENSO and Mitsubishi Electric; (iii) the risk that disruption from the separation of the Business or investments by DENSO and Mitsubishi Electric materially and adversely affects the respective businesses and operations of Coherent or its subsidiaries; (iv) Coherent’s and its subsidiaries’ ability to devise and execute strategies to respond to market conditions; (v) the risks to anticipated growth in industries and sectors in which Coherent and the Business operate; and (vi) the risks to realizing the benefits of investments in the Business, including R&D and commercialization of innovations. Coherent disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contact

Paul Silverstein

Vice President, Investor Relations & Corporate Communications

investor.relations@coherent.com

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